Exhibit 10.23

October 19, 2014

Lisa Utzschneider

Dear Lisa:

Get ready to yodel.

Congratulations! On behalf of Yahoo! Inc. (“Yahoo” or the “Company”), I am pleased to offer you the position of SVP, Sales, Americas, reporting to Marissa Mayer, working in Yahoo’s New York office. For purposes of this letter, your first day of work at Yahoo will be considered your “Employment Start Date.”

Base Salary. Your starting base salary will be $50,000 per month ($600,000 annually), less applicable taxes, deductions and withholdings, paid semi-monthly and subject to annual review. Yahoo’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Sign-On Bonus. Upon acceptance of this offer, you will receive a sign-on bonus in the amount of $1,000,000, which will be paid to you on or before the third semi-monthly paycheck you receive from Yahoo. The sign-on bonus payment will be subject to applicable taxes, deductions and withholdings. Because your sign-on bonus is not fully earned until you have completed one year of service with Yahoo, if you voluntarily resign from your employment with Yahoo or your employment with Yahoo is terminated for Cause1 during the first 12 months following your Employment Start Date, a pro-rated, unearned portion of the sign-on bonus amounts received will become due and payable by you to Yahoo within 15 days of your last day of employment.2 In regard to the sign-on bonus only, voluntary resignation shall not include circumstances which cause you to resign for “Good Reason” – defined as a material change to your job title or reduction of your duties or base salary.3

[1]	For purposes of this letter, “Cause” means termination of your employment with the Company based upon the Company’s good faith belief of the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within 14 days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal, material neglect or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it shall not be deemed a waiver of its rights under this provision. You and Yahoo agree that “Cause” shall not include circumstances where you are unable to perform some or all of your job duties as a result of legal action by a prior employer.
[2]	In the event of your termination for Cause or voluntary resignation within the first year following your Employment Start Date, you shall be obligated to repay Yahoo an amount equal to: (i) $83,333 multiplied by (ii) 12 minus the number of months of Yahoo employment you have completed beginning with the Employment Start Date.
[3]	“Good Reason” shall be deemed to exist only if (i) Yahoo shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reason(s) you believe Good Reason exists (provided such notice is delivered by you no later than 30 days after the initial existence of the reason(s)) and (ii) you resign your employment within 75 days after the initial existence of the reason(s).

Restricted Stock Units. Management will recommend that the Compensation and Leadership Development Committee of the Board of Directors (“Compensation Committee”) approve a Restricted Stock Unit grant (“RSUs”) with a total target valuation of $16,000,000. The number of RSUs granted shall be calculated by dividing the target valuation amount by the closing share price of the Company’s common stock on the date the Compensation Committee approves your grant (or, if the NASDAQ is not open on such date, the immediately preceding trading day). 50% of the RSUs will be subject to a four-year time-based vesting schedule (1/4 on the 12 month anniversary of your Employment Start Date, and 1/48 monthly thereafter), and 50% of the RSUs will vest based on time (four year schedule) and satisfaction of performance criteria established and/or approved by the Compensation Committee. Except as otherwise provided in this paragraph and as specifically approved by the Compensation Committee, the RSUs will be granted according to the Company’s regular grant schedule and will be subject to the terms and conditions of the Yahoo! Inc. Stock Plan, and the applicable RSU award agreement (which will include the RSU vesting schedule) and vesting of the RSUs is contingent on your continued employment with Yahoo through each vesting date. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to tax withholding).

Bonus Incentive Plan. If your Employment Start Date is on or before October 1, 2015, you will be eligible to participate in the 2015 bonus incentive plan, with a target incentive of 90% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo in a bonus eligible position during the relevant fiscal year, less applicable taxes, deductions and withholdings. Target incentives do not constitute a promise of payment. Your actual bonus payout will depend on Yahoo’s financial performance and management’s assessment of group and individual factors, and it is subject to, and governed by, the terms and requirements of the bonus plan document. Eligibility for participation in the bonus plan is subject to annual review.

Benefits. A significant part of your total compensation at Yahoo is derived from the benefits that Yahoo provides. Yahoo provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo benefits programs, including the plan documents.

Paid Time Off. You will be eligible to accrue up to 20 days of vacation in your first year of employment (up to a maximum as specified in our Vacation policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo currently provides eligible employees with a generous schedule of paid holidays each year.

Severance. As a senior leader of Yahoo, upon acceptance of this offer you will be eligible for standard severance benefits then in effect for executives at your level.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo and its clients. Therefore, Yahoo requires that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and return it to Yahoo prior to your Employment Start Date.4 Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo. Yahoo requires that you comply with any existing and/or continuing reasonable, legal and enforceable contractual obligations that you may have with your former employers. For clarification purposes, you are strictly prohibited from engaging in any business activities (“Competitive Activities”) that would violate reasonable, legal and enforceable covenants contained in the Confidentiality, Noncompetition and Invention Assignment Agreement that you signed with Amazon.com, Inc. (“Amazon”), a copy of which you provided to us. To further protect any legitimate business interest of your former employer, you and Yahoo agree that for six months after ceasing substantive work on behalf of Amazon, you will not be involved, directly or indirectly, in soliciting business from Amazon customers or advertisers with which, to the best of your memory, you had direct material contact with or reviewed confidential Amazon information in the prior twelve months. You and Yahoo further agree that for the same period, you will not be involved, directly or indirectly, on management of sales or advertising outside of the United States, Canada and Latin America. You and Yahoo further agree that for twelve months after ceasing substantive work on behalf of Amazon, you will not be involved, directly or indirectly, in soliciting for employment any then current employees of Amazon. Finally, should you come to believe that any of your job responsibilities or assigned duties for Yahoo could potentially be in conflict with your ongoing obligations to Amazon or new obligations to Yahoo, it is your obligation to immediately bring such potential conflict to the attention of the Yahoo legal department for guidance prior to engaging in any Competitive Activities.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo, as long the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo. Any outside activities must be in compliance with and approved if required by Yahoo’s Code of Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, media/content (e.g., news, music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo’s Chief Executive Officer and you.

[4]	To the extent that there are any conflicts between the terms of the Proprietary Agreement and the terms of this letter regarding the same subject matter, the terms of this letter control.

Yahoo Policies and Code of Ethics. Yahoo is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo, you will be expected to abide by the Company’s policies and procedures including (without limitation) Yahoo’s human resources policies and Yahoo’s Code of Ethics. On your Employment Start Date, Yahoo will require you to review and sign the Company’s standard Yahoo Policies and Code of Ethics Acknowledgment forms. In addition, as a Yahoo executive, it is important that you set a leadership example and fully support the company’s goals. You agree that during your employment and for five years afterwards, you will not knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let Yahoo know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the United States government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo, in its sole discretion), Yahoo reserves the right to withdraw or suspend this offer and/or your employment may be terminated (or if your employment has not begun, you may not become employed by Yahoo). In the event that Yahoo has agreed to sponsor you for an employment visa, Yahoo will cover all reasonable expenses associated with the visa application process.

Eligibility to Work in the United States. In order for Yahoo to comply with United States law, on your Employment Start Date you are required to provide Yahoo with appropriate documentation to verify your authorization to work in the United States. Yahoo may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo, Yahoo may be required to obtain an export license in accordance with United States law. Yahoo will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo is contingent upon receipt of the export license or authorization, and Yahoo will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check and verification of your degree(s).

Accepting this Offer. We’re really excited to have you on our team and can’t wait to receive your acceptance by 5:00 p.m. (PST) on October 26, 2014. This offer is contingent on you starting employment at Yahoo on or before November 15, 2014 or a date mutually agreed upon between you and Yahoo.

To accept this offer, please sign this letter in the space provided below and scan and email the following signed documents to Ron Johnstone:

•	Offer Letter

•	Employee Confidentiality and Assignment of Inventions Agreement (Proprietary Agreement)

We can’t wait to start working with you and hope that you’ll find working at Yahoo one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Marissa A. Mayer

Marissa A. Mayer

Chief Executive Officer

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Lisa Utzschneider
Signature

Lisa Utzschneider
Full Name

October 20th, 2014
Date

November 17th, 2014
Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

cc: HR file